SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED

PURSUANT TO RULES 13d-1 (b) (c), AND (d) AND AMENDMENTS

THERETO FILED PURSUANT TO RULE 13d-2(b)

(Amendment No. 5 )*

Hines Horticulture, Inc.

(Name of Issuer)

Common Stock, $0.01 par value per share

(Title of Class of Securities)

433245107

(CUSIP Number)

January 12, 2007

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 433245107

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Abbott Capital 1330 Investors I, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware Limited Partnership

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 1,308,036 shares
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 1,308,036 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,308,036 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.9%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

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CUSIP NO. 433245107

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Abbott Capital 1330 GenPar I, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware Limited Liability Company

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 1,308,036 shares
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 1,308,036 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,308,036 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.9%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

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CUSIP NO. 433245107

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Abbott Capital Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware Limited Liability Company

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 1,308,036 shares
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 1,308,036 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,308,036 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.9%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

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CUSIP NO. 433245107

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Raymond L. Held
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 1,970 shares
6 SHARED VOTING POWER 1,308,036 shares
7 SOLE DISPOSITIVE POWER 1,970 shares
8 SHARED DISPOSITIVE POWER 1,308,036 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,310,006 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.9%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

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CUSIP NO. 433245107

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Jonathan D. Roth
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 169 shares
6 SHARED VOTING POWER 1,308,036 shares
7 SOLE DISPOSITIVE POWER 169 shares
8 SHARED DISPOSITIVE POWER 1,308,036 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,308,205 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.9%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

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CUSIP NO. 433245107

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Thaddeus I. Gray
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 1,308,036 shares
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 1,308,036 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,308,036 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.9%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

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CUSIP NO. 433245107

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Kathryn J. Stokel
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 1,308,036 shares
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 1,308,036 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,308,036 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.9%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

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CUSIP NO. 433245107

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Lauren M. Massey
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 1,308,036 shares
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 1,308,036 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,308,036 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.9%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

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CUSIP NO. 433245107

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Charles H. van Horne
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 1,308,036 shares
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 1,308,036 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,308,036 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.9%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

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CUSIP NO. 433245107

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Matthew M. Smith
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 1,308,036 shares
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 1,308,036 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,308,036 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.9%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

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CUSIP NO. 433245107

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Meredith L. Rerisi
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 1,308,036 shares
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 1,308,036 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,308,036 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.9%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

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Item 1	(a).	Name of Issuer:

Hines Horticulture, Inc. (the “Issuer”)

Item 1	(b).	Address of Issuer’s Principal Executive Offices:

12621 Jeffrey Road, Irvine, CA 92620

Item 2	(a).	Name of Persons Filing:

Abbott Capital 1330 Investors I, LP (“1330”); Abbott Capital 1330 GenPar I, LLC (“GenPar”), which is a manager of 1330; Abbott Capital Management, LLC (“ACM”), which is a manager of GenPar; Raymond L. Held (“Held”), Stanley E. Pratt (“Pratt”), Jonathan D. Roth (“Roth”), Kathryn J. Stokel (“Stokel”), Lauren M. Massey (“Massey”), Thaddeus I. Gray (“Gray”), Charles H. van Horne (“van Horne”), Matthew M. Smith (“Smith”) and Meredith L. Rerisi (“Rerisi”) (collectively, the “Managers”). Held, Roth, Gray, Stokel, Massey, van Horne, Smith and Rerisi are individual managers of ACM. The persons named in this paragraph are referred to individually herein as a “Reporting Person” and collectively as the “Reporting Persons.”

Item 2	(b).	Address of Principal Business Office or, if None, Residence:

The address of the principal business office of the Reporting Persons is 1211 Avenue of the Americas, Suite 4300, New York, NY 10036-5422.

Item 2	(c).	Citizenship:

1330 is a limited partnership organized under the laws of the State of Delaware. Each of GenPar and ACM is a limited liability company organized under the laws of the State of Delaware. Each of the Managers is a United States citizen.

Item 2	(d).	Title of Class of Securities:

Common Stock, $0.01 par value per share

Item 2	(e).	CUSIP Number:

433245107

Item 3.	If this statement is filed pursuant to rules 240.13d-1(b), or 240.13d-2(b) or (c), Check Whether the Person filing is a:

Not applicable.

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Item 4.	Ownership.

(a) Amount Beneficially Owned:

1330 is the record owner of 1,308,036 shares of Common Stock as of December 31, 2007 (the “1330 Shares”). Gray, Stokel, Massey, van Horne, Smith and Rerisi are managers of ACM and therefore may be deemed to own beneficially the 1330 Shares, for a total of 1,308,036 shares. Held is the record owner of 1,970 shares of Common Stock as of December 31, 2007 and as a manager of ACM may be deemed to own beneficially the 1330 Shares, for a total of 1,310,006 shares. Roth is the record owner of 169 shares of Common Stock as of December 31, 2007 and as a manager of ACM may be deemed to own beneficially the 1330 Shares, for a total of 1,308,205 shares.

(b) Percent of Class:

see line 11 of cover sheets. Such percentages are calculated based on the 22,072,549 shares of Common Stock reported to be outstanding in the Quarterly Report on Form 10-Q of Hines Horticulture, Inc. for the quarter ended September 30, 2007, as adjusted pursuant to Rule 13d-3(d)(1).

(c) Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote:

see line 5 of cover sheets.

(ii) Shared power to vote or to direct the vote:

see line 6 of cover sheets.

(iii) Sole power to dispose or to direct the disposition:

see line 7 of cover sheets.

(iv) Shared power to dispose or to direct the disposition:

see line 8 of cover sheets.

Item 5.	Ownership of Five Percent or Less of a Class.

Abbott Co-Investment I, LLC (“ACI”) filed a Certificate of Cancellation in the State of Delaware on March 28, 2007, and is no longer in existence. Prior to cancellation, ACI had ceased to be the record owner of more than 5 percent of the Issuer’s Common Stock. Pratt has ceased to be the beneficial owner of more than 5 percent of the Issuer’s Common Stock.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 2008

ABBOTT CAPITAL 1330 INVESTORS I, LP

By:	ABBOTT CAPITAL 1330 GenPar I, LLC

By:	/s/ Lauren M. Massey
Lauren M. Massey
Manager

ABBOTT CAPITAL 1330 GenPar I, LLC

By:	/s/ Lauren M. Massey
Lauren M. Massey
Manager

ABBOTT CAPITAL MANAGEMENT, LLC

By:	/s/ Lauren M. Massey
Lauren M. Massey
Manager

*
Raymond L. Held

*
Stanley E. Pratt

*
Thaddeus I. Gray

*
Jonathan D. Roth

*
Kathryn J. Stokel

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/s/ Lauren M. Massey
Lauren M. Massey

*
Charles H. van Horne

*
Meredith L. Rerisi

*
Matthew M. Smith

*By:	/s/ Lauren M. Massey
Lauren M. Massey, Attorney-in-Fact

This Schedule 13G was executed by Lauren M. Massey pursuant to Powers of Attorney in connection with this Schedule 13G for Hines Horticulture, Inc., which Powers of Attorney are set forth on Exhibit 2 hereto.

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Exhibit 1

AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Hines Horticulture, Inc.

EXECUTED as a sealed instrument this 12th day of February, 2008.

ABBOTT CAPITAL 1330 INVESTORS I, LP

By:	ABBOTT CAPITAL 1330 GenPar I, LLC

By:	/s/ Lauren M. Massey
Lauren M. Massey
Manager

ABBOTT CAPITAL 1330 GenPar I, LLC

By:	/s/ Lauren M. Massey
Lauren M. Massey
Manager

ABBOTT CAPITAL MANAGEMENT, LLC

By:	/s/ Lauren M. Massey
Lauren M. Massey
Manager

*
Raymond L. Held

*
Stanley E. Pratt

*
Thaddeus I. Gray

*
Jonathan D. Roth

*
Kathryn J. Stokel

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/s/ Lauren M. Massey
Lauren M. Massey

*
Charles H. van Horne

*
Meredith L. Rerisi

*
Matthew M. Smith

*By:	/s/ Lauren M. Massey
Lauren M. Massey, Attorney-in-Fact

This Schedule 13G was executed by Lauren M. Massey pursuant to Powers of Attorney in connection with this Schedule 13G for Hines Horticulture, Inc., which Powers of Attorney are set forth on Exhibit 2 hereto.

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Exhibit 2

Power of Attorney dated February 5, 1999 (incorporated by reference from Exhibit 2 to the Schedule 13G relating to the Common Stock of Hines Horticulture, Inc. filed by the undersigned with the Securities and Exchange Commission (“SEC”) on February 12, 2003).

Power of Attorney dated February 14, 2006 (incorporated by reference from Exhibit 2 to the Schedule 13G relating to the Common Stock of Amerisafe, Inc. filed by the undersigned with the SEC on February 14, 2006).

Power of Attorney dated February 12, 2007 (incorporated by reference from Exhibit 2 to the Schedule 13G relating to the Common Stock of Hines Horticulture, Inc. filed by the undersigned with the SEC on February 14, 2007).

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